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                                  EXHIBIT 11


ENVIRONMENTAL POWER CORPORATION
COMPUTATION OF EARNINGS PER SHARE
MARCH 31, 1997

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FOR THE THREE MONTHS ENDED MARCH 31, 1997:
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

Weighted average number of shares outstanding            11,220,991
                                                       ------------

Net Income                                            $     311,430
                                                       ------------

Earnings per share - primary and fully diluted        $         .03
                                                       ------------

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